PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 25, 2003)


                                2,750,000 SHARES




                                   [GRAPHIC]




                        ANNALY MORTGAGE MANAGEMENT, INC.

              7.875% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

                     LIQUIDATION PREFERENCE $25.00 PER SHARE

                          ----------------------------

We are offering 2,750,000 shares of our 7.875% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, which we refer to as our "Series A Preferred Stock." We pay to investors cumulative dividends on the Series A Preferred Stock in the amount of $1.96875 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share. Dividends on the Series A Preferred Stock are payable quarterly in arrears on or before March 31, June 30, September 30 and December 31 of each year, or if not a business day, the next succeeding business day. The shares of Series A Preferred Stock have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities. Holders of shares of Series A Preferred Stock generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events.

We may not redeem the Series A Preferred Stock until April 5, 2009 except in limited circumstances to preserve our status as a real estate investment trust. On or after April 5, 2009, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends (whether or not declared), if any, to and including the redemption date. Any partial redemption will generally be on a pro rata basis. The Series A Preferred Stock is currently listed on the New York Stock Exchange under the symbol "NLY PrA." The last reported sale price of our Series A Preferred Stock on the New York Stock Exchange on October 13, 2004 was $24.35 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE S-8 IN THIS PROSPECTUS SUPPLEMENT AND PAGE FOUR OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THE RISKS RELEVANT TO AN INVESTMENT IN OUR SERIES A PREFERRED STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

                                                PER SHARE              TOTAL
                                                ---------           -----------
Public offering price(1) ....................   $24.3300            $66,907,500
Underwriting discounts and commissions ......   $  .7632            $ 2,098,800
Proceeds, before expenses, to us ............   $23.5668            $64,808,700

(1) Includes accrued and undeclared dividends, if any, from October 1, 2004.

The underwriters have an option to purchase up to an additional 412,500 shares of Series A Preferred Stock from us to cover over-allotments, if any.
The underwriters expect that the shares of Series A Preferred Stock issued in this offering will be ready for delivery in book-entry form through The Depository Trust Company on or about October 19, 2004.

                          ----------------------------

                            BEAR, STEARNS & CO. INC.
                            SOLE BOOK-RUNNING MANAGER

STIFEL, NICOLAUS & COMPANY          ADVEST, INC.             RBC CAPITAL MARKETS
      INCORPORATED

           The date of this prospectus supplement is October 14, 2004.

                           FORWARD-LOOKING INFORMATION

       This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities
Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing and risks associated with the investment advisory business of our wholly owned subsidiary, Fixed Income Discount Advisory Company (or FIDAC), including the removal by FIDAC's clients of assets FIDAC manages, FIDAC's regulatory requirements and competition in the investment advisory business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the accompanying prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                               PROSPECTUS SUMMARY

THE FOLLOWING INFORMATION MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE ENCOURAGE YOU TO READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS THE INFORMATION WHICH IS INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS, IN THEIR ENTIRETIES. YOU SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE FOUR IN THE ACCOMPANYING PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE SHARES OF OUR SERIES A PREFERRED STOCK. ALL REFERENCES TO "WE," "US" OR THE "COMPANY" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MEAN ANNALY MORTGAGE MANAGEMENT, INC. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THE OVER-ALLOTMENT OPTION DESCRIBED IN "UNDERWRITING."

ANNALY MORTGAGE MANAGEMENT, INC.

       We own and manage a portfolio of mortgage-backed securities, including mortgage pass-through certificates, collateralized mortgage obligations (or
CMOs) and other securities representing interests in or obligations backed by pools of mortgage loans. We have elected and believe that we are organized and have operated in a manner that enables us to be taxed as a real estate investment trust (or REIT) under the Internal Revenue Code of 1986, as amended (or the Code). If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. Therefore, substantially all of our assets consist of qualified REIT real estate assets (of the type described in Section 856(c)(5)(B) of the Code). We are a Maryland corporation that commenced operations on February 18, 1997. We are self-advised and self-managed. We have financed our purchases of mortgage-backed securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates.

       BUSINESS STRATEGY

       Our principal business objective is to generate income for distribution to our stockholders, primarily from the net cash flows on our mortgage-backed securities. Our net cash flows result primarily from the difference between the interest income on our mortgage-backed securities and our borrowing costs under repurchase agreements. To achieve our business objective, our strategy is:

       o to purchase mortgage-backed securities, the majority of which we expect to have interest rates that adjust based on changes in short-term market interest rates;

       o      to acquire mortgage-backed securities that we believe:

              -      we have the necessary expertise to evaluate and manage;

              -      we can readily finance;

              - are consistent with our balance sheet guidelines and risk management objectives; and

              - provide attractive investment returns in a range of scenarios.

       o to finance the purchase of mortgage-backed securities with the proceeds of equity offerings and, to the extent permitted by our capital investment policy, to utilize leverage to increase potential returns to stockholders through borrowings (primarily under repurchase agreements);

       o to attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond to the interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities;

       o to seek to minimize prepayment risk by structuring a diversified portfolio with a variety of prepayment characteristics and through other means; and

       o to issue new equity or debt and increase the size of our balance sheet when opportunities in the market for mortgage-backed securities are likely to allow growth in earnings per share.

       We believe we are able to obtain cost efficiencies by virtue of our management's experience in managing portfolios of mortgage-backed securities and arranging collateralized borrowings. We will strive to become even more cost-efficient over time by:

       o seeking to raise additional capital from time to time in order to increase our ability to invest in mortgage-backed securities;

       o attempting to lower our effective borrowing costs over time by seeking direct funding with collateralized lenders, rather than using financial intermediaries, and investigating the possibility of using commercial paper and medium term note programs;

       o improving the efficiency of our balance sheet structure by investigating the possibility of using uncollateralized subordinated debt, preferred stock and other forms of capital; and

       o utilizing information technology to the fullest extent possible in our business, including to improve our ability to monitor the performance of our mortgage-backed securities and to lower our operating costs.

       ASSETS

       Under our capital investment policy, at least 75% of our total assets must be comprised of high quality mortgage-backed securities and short-term investments. High quality mortgage-backed securities mean securities that (i) are rated within one of the two highest rating categories by at least one of the nationally recognized rating agencies, (ii) are unrated but are guaranteed by the United States government or an agency of the United States government or
(iii) are unrated
but we determine them to be of comparable credit quality to rated high quality mortgage-backed securities.

       The remainder of our assets, comprising not more than 25% of our total assets, may consist of other qualified REIT assets which are unrated or rated below high quality securities but which are at least "investment grade" (rated "BBB" or better by Standard & Poor's Corporation (or S&P) or the equivalent by another nationally recognized rating agency) or, if not rated, we determine them to be of comparable credit quality to an investment which is rated "BBB" or better.

       We may acquire mortgage-backed securities backed by single-family residential mortgage loans as well as securities backed by loans on multi-family, commercial or other real estate-related properties. To date, all of the mortgage-backed securities that we have acquired have been backed by single-family residential mortgage loans.

       Our allocation of investments among the permitted investment types may vary from time-to-time based on the evaluation by our Board of Directors of economic and market trends and our perception of the relative values available from these types of investments, except that in no event will our investments that are not high quality securities exceed 25% of our total assets.

       We acquire only those mortgage-backed securities that we believe we have the necessary expertise to evaluate and manage, that are consistent with our balance sheet guidelines and risk management objectives and that we believe we can readily finance. Since we generally hold the mortgage-backed securities we acquire until maturity, we generally do not seek to acquire assets whose investment returns are attractive in only a limited range of interest rate scenarios. We believe that future interest rates and mortgage prepayment rates are very difficult to predict. Therefore, we seek to acquire mortgage-backed securities which we believe will provide acceptable returns over a broad range of interest rate and prepayment scenarios.

       To date, all of the securities that we have acquired have been either agency mortgage-backed securities which, although not rated, carry an implied "AAA" rating, or are Federal Home Loan Bank, Federal Home Loan Mortgage Corporation, or Federal National Mortgage Association debentures. Agency mortgage-backed securities are mortgage-backed securities for which a government agency or federally chartered corporation, such as the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association or Government National Mortgage Association, guarantees payments of principal or interest on the securities. Similarly, the debentures issued by the Federal Home Loan Bank, Federal Home Loan Mortgage Corporation or Federal National Mortgage Association are guaranteed by those respective agencies. Agency mortgage-backed securities consist of agency pass-through certificates and CMOs issued or guaranteed by an agency. Pass-through certificates provide for a pass-through of the monthly interest and principal payments made by the borrowers on the underlying mortgage loans. CMOs divide a pool of mortgage loans into multiple tranches with different principal and interest payment characteristics.

       At June 30, 2004, approximately 58% of our mortgage-backed securities were adjustable-rate pass-through certificates, approximately 30% of our mortgage-backed securities were fixed-rate pass-through certificates or CMOs and approximately 12% of our mortgage-backed securities were CMO floaters. Our adjustable-rate pass-through certificates are backed by adjustable-rate mortgage loans and have coupon rates which adjust over time, subject to interest rate caps and lag periods, in conjunction with changes in short-term interest rates. CMO floaters are tranches of mortgage-backed securities where the interest rate adjusts in conjunction with changes in short-term interest rates. CMO floaters may be backed by fixed-rate mortgage loans or, less often, by adjustable-rate mortgage loans. In this prospectus supplement, except where the context indicates otherwise, we use the term "adjustable-rate securities" or "adjustable-rate mortgage-backed securities" to refer to adjustable-rate pass-through certificates and CMO floaters. At June 30, 2004, the weighted average yield on our portfolio of mortgage-backed securities was 2.94%, and the weighted average term to next rate adjustment on adjustable-rate securities was 29 months.

       We intend to continue to invest in adjustable-rate pass-through certificates, fixed-rate mortgage-backed securities and CMO floaters. Although we have not done so to date, we may also invest on a limited basis in mortgage derivative securities representing the right to receive interest only or a disproportionately large amount of interest. We have not and will not invest in real estate mortgage investment conduit residuals, other CMO residuals or any mortgage-backed securities, such as inverse floaters, which have imbedded leverage as part of their structural characteristics.

       BORROWINGS

       We attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of our adjustable-rate mortgage-backed securities. However, periodic rate adjustments on our borrowings are generally more frequent than rate adjustments on our mortgage-backed securities. At June 30, 2004, the weighted average cost of funds for all of our borrowings was 1.51%, the weighted average original term to maturity was 198 days and the weighted average term to next rate adjustment of these borrowings was 101 days.

       We generally expect to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although the ratio may vary from time to time depending upon market conditions and other factors that our management deems relevant. For purposes of calculating this ratio, our equity is equal to the value of our investment portfolio on a mark-to-market basis, less the book value of our obligations under repurchase agreements and other collateralized borrowings. At June 30, 2004, our ratio of debt-to-equity was 9.9:1.

       DIVIDENDS ON OUTSTANDING SHARES OF SERIES A PREFERRED STOCK

       Currently, there are 4,250,000 shares of our Series A Preferred Stock outstanding pursuant to a public offering which closed on April 5, 2004. In accordance with the terms of our charter establishing these shares, on June 30, 2004 we declared and paid a per share quarterly dividend on these shares of $0.47 (for the period from April 5, 2004 to June 30, 2004), and on September 30, 2004 we declared and paid a per share quarterly dividend on these shares of $0.49 (for the quarter from July 1, 2004 to September 30, 2004).

                                  THE OFFERING

               The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preferred Stock, see "Description of the Series A Preferred Stock" in this prospectus supplement.

Issuer..................................    Annaly Mortgage Management, Inc.

Securities Offered......................    2,750,000 shares of 7.875% Series A
                                            Cumulative Redeemable Preferred
                                            Stock (3,162,500 shares if the
                                            underwriters' over-allotment option
                                            is exercised in full).

Outstanding Series A Preferred Stock....    Currently, there are 4,250,000
                                            shares of our Series A Preferred
                                            Stock outstanding. After this
                                            offering, assuming no exercise of
                                            the underwriters' over-allotment
                                            option, there will be 7,000,000
                                            shares of our Series A Preferred
                                            Stock outstanding.

Dividends...............................    Investors are entitled to receive
                                            cumulative cash dividends on the
                                            Series A Preferred Stock at a rate
                                            of 7.875% per year of the $25.00
                                            liquidation preference (equivalent
                                            to $1.96875 per year per share).
                                            Dividends on the Series A Preferred
                                            Stock are payable quarterly in
                                            arrears on or before March 31, June
                                            30, September 30 and December 31 of
                                            each year, or if not a business day,
                                            the next succeeding business day.
                                            Dividends paid to investors on the
                                            Series A Preferred Stock issued in
                                            this offering will be cumulative
                                            from October 1, 2004.

Liquidation Preference..................    If we liquidate, dissolve or wind
                                            up, holders of the Series A
                                            Preferred Stock will have the right
                                            to receive $25.00 per share, plus
                                            accrued and unpaid dividends
                                            (whether or not declared) to the
                                            date of payment, before any payments
                                            are made to the holders of our
                                            common stock and any other of our
                                            equity securities that we may issue
                                            ranking junior to the Series A
                                            Preferred Stock as to liquidation
                                            rights. The rights of the holders of
                                            the Series A Preferred Stock to
                                            receive their liquidation preference
                                            will be subject to the proportionate
                                            rights of each other series or class
                                            of our equity securities ranking on
                                            parity with the Series A Preferred
                                            Stock that we may issue.

Maturity................................    The Series A Preferred Stock has no
                                            maturity date and we are not
                                            required to redeem the Series A
                                            Preferred Stock. Accordingly, the
                                            Series A Preferred Stock will remain
                                            outstanding indefinitely, unless we
                                            decide to redeem it. We are not
                                            required to set aside funds to
                                            redeem the Series A Preferred Stock.

Optional Redemption.....................    We may not redeem the Series A
                                            Preferred Stock prior to April 5,
                                            2009, except in limited
                                            circumstances to preserve our status
                                            as a REIT. On or after April 5,
                                            2009, we may, at our option, redeem
                                            the Series A Preferred Stock, in
                                            whole or in part, at any time and
                                            from time to time, for cash at
                                            $25.00 per share, plus accrued and
                                            unpaid dividends, if any, to and
                                            including the redemption date. Any
                                            partial redemption generally will be
                                            on a pro rata basis.

Ranking.................................    The Series A Preferred Stock ranks
                                            senior to our common stock with
                                            respect to the payment of
                                            distributions and amounts upon
                                            liquidation, dissolution or winding
                                            up.

Voting Rights...........................    Holders of the Series A Preferred
                                            Stock generally have no voting
                                            rights. If, however, dividends on
                                            any outstanding Series A Preferred
                                            Stock have not been paid for six or
                                            more quarterly periods (whether or
                                            not consecutive), holders of the
                                            Series A Preferred Stock, voting as
                                            a class with the holders of any
                                            other classes or series of our
                                            equity securities ranking on parity
                                            with the Series A Preferred Stock
                                            which are entitled to similar voting
                                            rights, will be entitled to elect
                                            two additional directors to our
                                            board of directors to serve until
                                            all unpaid dividends have been paid
                                            or declared and set apart for
                                            payment. In addition, certain
                                            material and adverse changes to the
                                            terms of the Series A Preferred
                                            Stock cannot be made and certain
                                            other actions may not be taken
                                            without the affirmative vote of
                                            holders of at least two-thirds of
                                            the outstanding shares of Series A
                                            Preferred Stock.

Listing.................................    The Series A Preferred Stock is
                                            currently listed on the New York
                                            Stock Exchange under the symbol "NLY
                                            PrA."


Settlement Date.........................    Delivery of the shares of Series A
                                            Preferred Stock issued in this
                                            offering will be made against
                                            payment therefor on or about October
                                            19, 2004.

Form....................................    The Series A Preferred Stock is
                                            maintained in book-entry form
                                            registered in the name of the
                                            nominee of The Depository Trust
                                            Company, except under limited
                                            circumstances.

No Conversion...........................    The Series A Preferred Stock is not
                                            convertible into or exchangeable for
                                            any other of our property or
                                            securities.

Restrictions on Ownership...............    In order to ensure that we remain a
                                            qualified REIT for federal income
                                            tax purposes, no person may own more
                                            than 9.8% of the
                                            number or value of our
                                            outstanding shares of capital
                                            stock, with some exceptions.
                                            See "Description of Stock" in
                                            the accompanying prospectus.

Use of Proceeds.........................    The net proceeds from the offering,
                                            assuming no exercise of the
                                            underwriters' over-allotment option,
                                            will be approximately $64.8 million.
                                            We intend to use the net proceeds to
                                            purchase mortgage-backed securities.
                                            We then intend to increase our
                                            investment assets by borrowing
                                            against these mortgage-backed
                                            securities and using the proceeds of
                                            such borrowings to acquire
                                            additional mortgage-backed
                                            securities.

Risk Factors............................    See "Risk Factors" beginning on page
                                            S-8 of this prospectus supplement
                                            and page four of the accompanying
                                            prospectus, and the other
                                            information contained herein for a
                                            discussion of factors you should
                                            carefully consider before deciding
                                            to invest in the Series A Preferred
                                            Stock.

Ratio of Earnings to Fixed Charges......    See "Ratios of Earnings to Fixed
                                            Charges" on page S-9 of this
                                            prospectus supplement.

                                  RISK FACTORS

THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THE RISKS OF PURCHASING OUR SERIES A PREFERRED STOCK IN THE OFFERING. YOU SHOULD CAREFULLY CONSIDER THESE RISKS, AND THE RISKS DESCRIBED UNDER THE CORRESPONDING HEADING BEGINNING ON PAGE FOUR OF THE ACCOMPANYING PROSPECTUS, BEFORE PURCHASING OUR SERIES A PREFERRED STOCK IN THE OFFERING. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS THAT APPEAR IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD ALSO CAREFULLY REVIEW THE CAUTIONARY STATEMENTS REFERRED TO IN "FORWARD-LOOKING STATEMENTS."

AN ESTABLISHED TRADING MARKET FOR SHARES OF SERIES A PREFERRED STOCK HAS ONLY RECENTLY DEVELOPED AND THERE IS NO GUARANTEE THAT IT WILL BE SUSTAINED, WHICH MAY NEGATIVELY AFFECT THE MARKET VALUE OR YOUR ABILITY TO TRANSFER OR SELL YOUR SHARES; THE SERIES A PREFERRED STOCK HAS NO STATED MATURITY DATE.

       Since the shares of Series A Preferred Stock have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. An established trading market for shares of Series A Preferred Stock has only recently developed and it may not last, in which case the trading price of the shares of Series A Preferred Stock could be adversely affected and your ability to transfer your shares of Series A Preferred Stock will be limited. We have been advised by the underwriters that they currently make a market in and intend to continue to make a market in the Series A Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

NUMEROUS FACTORS AFFECT THE TRADING PRICE OF THE SERIES A PREFERRED STOCK.

       The shares of Series A Preferred Stock may trade at prices higher or lower than their initial offering price. The trading price of our Series A Preferred Stock may depend on many factors, including:

       o      prevailing interest rates;

       o      the market for similar securities;

       o additional issuances of other series or classes of preferred stock;

       o      general economic conditions; and

       o      our financial condition, performance and prospects.

THE SERIES A PREFERRED STOCK IS SUBORDINATED TO EXISTING AND FUTURE DEBT.

       As of June 30, 2004 our total indebtedness was approximately $15.69 billion, and we may incur additional debt to acquire additional mortgage-backed securities. Payment of amounts due on our Series A Preferred Stock will be subordinated to all of our existing and future debt and will be structurally subordinated to the payment of dividends on preferred stock, if any, issued by our subsidiaries. In addition, we may issue additional Series A Preferred Stock and/or shares of another class or series of preferred stock ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. These factors may affect the trading price of the Series A Preferred Stock.

THE SERIES A PREFERRED STOCK HAS NOT BEEN RATED.

       We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of our Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of our Series A Preferred Stock which could adversely impact the market price of our Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series A Preferred Stock.

                                 USE OF PROCEEDS

       The net proceeds from the offering, assuming no exercise of the underwriters' over-allotment option, will be approximately $64.8 million. We intend to use the net proceeds to purchase mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds of such borrowings to acquire additional mortgage-backed securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                YEARS ENDED DECEMBER 31,
                                        ----------------------------------------
                      SIX MONTHS ENDED
                       JUNE 30, 2004     2003    2002     2001    2000    1999
                     -----------------------------------------------------------

Ratio of earnings to
fixed charges(1)         2.16X          1.99X    2.14X   1.55X   1.18X    1.26X

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of net income plus "fixed charges." "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount). The ratios are based solely on historical financial information and no pro forma adjustments have been made thereto.

                             SELECTED FINANCIAL DATA

       The selected financial data set forth below is derived from our unaudited financial statements for the six months ended June 30, 2004 and from our audited financial statements for the fiscal years ended December 31, 2003, 2002, 2001, 2000, and 1999. The following selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (for the three year period ended December 31, 2003) included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in our Quarterly Report on Form 10-Q for the six months ended June 30, 2004, each of which is incorporated by reference into the accompanying prospectus.

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                               ---------------------------------------------------------------------
                                                 (UNAUDITED)
                                                 SIX MONTHS
                                                ENDED JUNE 30,
                                                    2004
                                                (CONSOLIDATED)      2003            2002          2001         2000          1999
                                                                --------------------------------------------------------------------
                                                                          (dollars in thousands, except per share data)
  STATEMENT OF OPERATIONS DATA:

     Interest income............................   $236,575      $337,433         $404,165      $263,058     $109,750       $89,812
     Interest expense...........................    105,951       182,004          191,758       168,055       92,902        69,846
                                                    -------       -------          -------       -------       ------        ------
     Net interest income........................    130,624       155,429          212,407        95,003       16,848        19,966
     Investment advisory and service fees, net..      1,260             -                -             -            -             -
     Gain on sale of mortgage-backed securities.      2,721        40,907           21,063         4,586        2,025           454
     General and administrative expenses........     11,008        16,233           13,963         7,311        2,286         2,281
     Income taxes...............................        919             -                -             -            -             -

     Net income.................................   $122,678      $180,103         $219,507       $92,278      $16,587       $18,139
                                                   ========      ========         ========       =======      =======       =======
     Basic net income per share available to
       common shareholders......................      $1.05         $1.95            $2.68         $2.23        $1.18         $1.41
     Diluted net income per share available to
       common shareholders......................      $1.04         $1.94            $2.67         $2.21        $1.15         $1.35
     Dividends declared per common share........      $0.98         $1.95            $2.67         $1.75        $1.15         $1.38
     Dividends declared per preferred share.....      $0.47             -                -             -            -             -
  BALANCE SHEET DATA:

     Mortgage-backed securities, net............$16,142,801   $11,956,512      $11,551,857    $7,575,379   $1,978,219    $1,437,793
     Total assets............................... 17,242,757    12,990,286       11,659,084     7,717,314    2,035,029     1,491,322
     Repurchase agreements...................... 15,342,123    11,012,903       10,163,174     6,367,710    1,628,359     1,338,296
     Total liabilities.......................... 15,690,246    11,841,066       10,579,018     7,049,957    1,899,386     1,388,050
     Stockholders' equity.......................  1,552,511     1,149,220        1,080,066       667,357      135,642       103,272
     Number of common shares outstanding........120,148,709    96,074,096       84,569,206    59,826,975   14,522,978    13,581,316
  OTHER DATA:

     Average total assets.......................$16,190,579   $12,975,039      $10,486,423    $5,082,852   $1,652,459    $1,473,765
     Average earning assets..................... 15,550,659    12,007,333        9,575,365     4,682,780    1,564,491     1,461,254
     Average borrowings......................... 14,733,782    11,549,368        9,128,933     4,388,900    1,449,999     1,350,230
     Average equity.............................  1,463,440     1,122,633          978,107       437,376      117,727       117,685
     Yield on average interest earning assets...      3.04%         2.81%            4.22%         5.62%        7.02%         6.15%
     Cost of funds on average interest bearing
       liabilities..............................      1.44%         1.58%            2.10%         3.83%        6.41%         5.17%
     Interest rate spread.......................      1.60%         1.23%            2.12%         1.79%        0.61%         0.98%
  ANNUALIZED FINANCIAL RATIOS:
     Net interest margin (net interest
       income/average total assets).............      1.61%         1.20%            2.03%         1.87%        1.02%         1.35%
     G&A expense as a percentage of average
       total assets.............................      0.14%         0.13%            0.13%         0.14%        0.14%         0.15%
     G&A expense as a percentage of average
       equity...................................      1.50%         1.45%            1.43%         1.67%        1.94%         1.94%
     Return on average total assets.............      1.52%         1.39%            2.09%         1.82%        1.00%         1.23%
     Return on average equity...................     16.77%        16.04%           22.44%        21.10%       14.09%        15.41%

                   DESCRIPTION OF THE SERIES A PREFERRED STOCK

       This description of the particular terms of the Series A Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made.

GENERAL

       We are authorized to issue up to 500,000,000 shares of capital stock. Under our charter, our board of directors may classify or reclassify any unissued shares of our stock in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of directors may determine by adoption of an amendment to our charter, without any further vote or action by our stockholders. See "Description of Stock" in the accompanying prospectus. Our board of directors has adopted articles supplementary to our charter reclassifying 4,887,500 shares of our common stock as 7.875% Series A Cumulative Redeemable Preferred Stock. We will file additional articles supplementary reclassifying 2,750,000 additional shares of common stock as 7.875% Series A Cumulative Redeemable Preferred Stock. This offering relates to 2,750,000 shares of Series A Preferred Stock. The Series A Preferred Stock is a series of our preferred stock, and is currently listed on the New York Stock Exchange under the symbol "NLY PrA."

       The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter and the articles supplementary creating the Series A Preferred Stock, which are available from us.

RANKING

       The Series A Preferred Stock ranks senior to our common stock with respect to the payment of dividends.

DIVIDENDS

       Holders of shares of the Series A Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.875% per annum of the $25.00 liquidation preference (equivalent to $1.96875 per share). Such dividends shall be cumulative from October 1, 2004 for shares issued in this offering, and shall be payable to investors quarterly in arrears on or before March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day (each, a Dividend Payment Date). The first dividend for shares issued in this offering will be paid on December 31, 2004. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a Dividend Record
Date).

       No dividends on shares of Series A Preferred Stock shall be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

       Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

       Except as set forth in the next paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock).

       When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity that we may issue as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

       Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

       Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets that are legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of our common stock or any series of our preferred stock that we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

       In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

       Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

REDEMPTION

       The Series A Preferred Stock is not redeemable prior to April 5, 2009. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, Series A Preferred Stock will be subject to the provisions of our charter which limit the amount of Series A Preferred Stock that may be owned by a stockholder. See "Description of Stock" in the accompanying prospectus.

       On and after April 5, 2009, we may redeem, at our option upon not less than 30 nor more than 60 days' written notice, shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided below), without interest. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

       Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

       Notice of redemption will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state:

       o      the redemption date;

       o      the redemption price;

       o      the number of shares of Series A Preferred Stock to be redeemed;

       o the place or places where the Series A Preferred Stock is to be surrendered for payment of the redemption price; and

       o that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

       Immediately prior to any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock which is redeemed.

       The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, Series A Preferred Stock owned by a stockholder in excess of the ownership limit provided in our charter will be subject to the provisions of the charter.

VOTING RIGHTS

       Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below.

       Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods (a Preferred Dividend Default), the holders of such shares of Series A Preferred Stock (voting separately as a class with all other series of preferred stock that we may issue ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation (or Parity Preferred) upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional members of our board of directors (or Preferred Stock Directors), and the number of directors on the board of directors shall increase by two, at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock or any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

       If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

       So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (which we refer to as an Event), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and, provided further, that any increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

       The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

       The Series A Preferred Stock is not convertible into or exchangeable for any other of our property or securities.

RESTRICTIONS ON OWNERSHIP

       For information regarding restrictions on ownership of the Series A Preferred Stock, see "Description of Stock " in the accompanying prospectus.

TRANSFER AGENT

       The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock will be Mellon Investor Services LLC.

                         FEDERAL INCOME TAX CONSEQUENCES

       The following supplements the discussion contained in the accompanying prospectus under the heading "Federal Income Tax Consequences," which discussion (to the extent not inconsistent with the following) is incorporated in its entirety in this prospectus supplement. The discussions contained under the headings herein are intended to supplement, where applicable, the discussions contained in the corresponding headings of the accompanying prospectus.

TAXATION OF HOLDERS OF SERIES A PREFERRED STOCK

       DISTRIBUTIONS

       Unless you are a tax-exempt entity, distributions that we make to you will be taxable to you to the extent those distributions are treated as having been made out of our current and accumulated earnings and profits, as computed for federal income tax purposes. If our aggregate distributions for a taxable year exceed our current and accumulated earnings and profits, such current and accumulated earnings and profits will be allocated first to the distributions we make with respect to the Series A Preferred Stock. We anticipate, therefore, that distributions we make with respect to the Series A Preferred stock will be taxable to you.

       Although dividends paid by "C" corporations to a non-corporate stockholder are generally eligible for taxation at the rate applicable to net capital gain, dividends we pay, other than those designated as capital gain dividends, as described under "Federal Income Tax Considerations - Taxation of U.S. Stockholders" in the prospectus, or dividends attributable to dividends we receive from a "C" corporation, such as our taxable REIT subsidiary, will not be eligible for this treatment.

       REDEMPTIONS

       If we redeem all or a portion of the Series A Preferred Stock, under
Section 302 of the Code, such redemption will be treated as a dividend, generally taxable at ordinary income tax rates (to the extent of our current and accumulated earnings and profits), unless the redemption satisfies one or more of the tests set forth in Section 302(b) of the Code that enable the redemption to be treated as a sale or exchange of the redeemed Series A Preferred Stock. A redemption will satisfy such tests if it: (i) is "substantially disproportionate" with respect to the stockholder; (ii) results in a "complete termination" of the stockholder's stock interest in us; or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Series A Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

       If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Series A Preferred Stock would, in that case, be transferred to the holder's remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely. Under proposed regulations, the stockholder's adjusted tax basis in such redeemed Series A Preferred Stock would be recognized as a loss by such stockholder upon the occurrence of certain subsequent events.

                                  UNDERWRITING

       We and the underwriters for this offering named below have entered into an underwriting agreement concerning the shares of Series A Preferred Stock being offered. The underwriters' obligations are several and not joint, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of Series A Preferred Stock set forth opposite its name below.

               UNDERWRITERS                                 NUMBER OF SHARES

--------------------------------------------------------------------------------

Bear, Stearns & Co. Inc.....................................   1,100,000
Stifel, Nicolaus & Company, Incorporated....................     825,000
Advest, Inc.................................................     412,500
RBC Dain Rauscher Inc.......................................     412,500
               Total........................................   2,750,000

       The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of Series A Preferred Stock being offered if any shares are purchased, other than those shares covered by the over-allotment option described below.

       We have granted the underwriters an option to purchase up to 412,500 additional shares of Series A Preferred Stock to be sold in this offering at the public offering price, less the underwriting discounts and commissions described on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any. This option may be exercised, in whole or in part, at any time within the 30-day period after the date of this prospectus supplement. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, to purchase the additional shares of Series A Preferred Stock in proportion to their respective commitments as indicated in the table above.

       The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 412,500 shares of Series A Preferred Stock.

                                                           TOTAL
                                             -----------------------------------
                                                 WITHOUT             WITH
                                PER SHARE     OVER-ALLOTMENT    OVER-ALLOTMENT
                                ------------------------------------------------
Underwriting discounts and
commissions payable by us.......  $.7632        $2,098,800        $2,413,620


       We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $100,000.

       The underwriters propose to offer the Series A Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not to exceed $0.50 per share. The underwriters may allow, and such selected dealers may reallow, a concession not to exceed $0.45 per share. The shares of Series A Preferred Stock will be available for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for purchase of the shares in whole or in part. After the commencement of this offering, the underwriters may change the public offering price and other selling terms.

       We have agreed not to sell or transfer any shares of Series A Preferred Stock or to engage in certain hedging transactions with respect to the Series A Preferred Stock for a period of 30 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters, except in certain circumstances.

       We have agreed in the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

       The underwriters have advised us that they currently make a market in the Series A Preferred Stock and intend to continue to make a market in the Series A Preferred Stock. However, the underwriters are not obligated to make a market in the Series A Preferred Stock and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A Preferred Stock.

       In order to facilitate this offering of the Series A Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series A Preferred Stock in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

       The underwriters may over-allot the Series A Preferred Stock in connection with this offering, creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering.

A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares of Series A Preferred Stock as described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the over- allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

       Accordingly, to cover a short sales position or to stabilize the market price of the Series A Preferred Stock, the underwriters may bid for, and purchase, shares of Series A Preferred Stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representative, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of the Series A Preferred Stock may have the effect of raising or maintaining the market price of the Series A Preferred Stock or preventing or mitigating a decline in the market price of the Series A Preferred Stock. As a result, the price of the Series A Preferred Stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

       From time to time, the underwriters and/or their affiliates have in the past performed, and may in the future continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, customary compensation.

                                  LEGAL MATTERS

       In addition to the legal opinions referred to under "Legal Matters" in the accompanying prospectus, the legality of the shares of our Series A Preferred Stock will be passed upon for us by McKee Nelson LLP, Washington, D.C. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

                                     EXPERTS

       The financial statements incorporated in the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated therein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS


                                  $750,000,000


                        ANNALY MORTGAGE MANAGEMENT, INC.

                        COMMON STOCK AND PREFERRED STOCK


         By this prospectus, we may offer, from time to time, shares of our:

               o  common stock;

               o  preferred stock; or

               o  any combination of the foregoing.

         We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

         This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

         The New York Stock Exchange lists our common stock under the symbol "NLY."

         To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

         CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 25, 2003

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

ABOUT THIS PROSPECTUS...........................................................................................  1

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT...............................  1

ABOUT ANNALY MORTGAGE MANAGEMENT, INC...........................................................................  1

RISK FACTORS....................................................................................................  4

USE OF PROCEEDS................................................................................................. 12

RATIO OF EARNINGS TO FIXED CHARGES.............................................................................. 13

DESCRIPTION OF STOCK............................................................................................ 13

FEDERAL INCOME TAX CONSIDERATIONS............................................................................... 21

PLAN OF DISTRIBUTION............................................................................................ 31

EXPERTS......................................................................................................... 33

LEGAL MATTERS................................................................................................... 33

WHERE YOU CAN FIND MORE INFORMATION............................................................................. 33

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................................. 33

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or SEC) using a "shelf" registration process. Under this process, we may offer and sell any combination of common stock and preferred stock in one or more offerings for total proceeds of up to $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR CAUTIONARY STATEMENT

         This prospectus and the documents incorporated by reference herein contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

         Important factors that may impact our actual results include changes in interest rates, changes in the yield curve, changes in prepayment rates, the supply of mortgage-backed securities, our ability to obtain financing, the terms of any financing and the other factors described in this prospectus under the heading "Risk Factors."

                     ABOUT ANNALY MORTGAGE MANAGEMENT, INC.

GENERAL

         We own, manage, and finance a portfolio of investment securities, including mortgage pass-through certificates, collateralized mortgage obligations (or CMOs), agency callable debentures, and other securities representing interests in or obligations backed by pools of mortgage loans. Our principal business objective is to generate net income for distribution to our stockholders from the spread between the interest income on our investment securities and the cost of borrowings to finance our acquisition of investment securities. We have elected and believe that we are organized and have operated in a manner that enables us to be taxed as a real estate investment trust (or
REIT) under the Internal Revenue Code of 1986, as amended (or the Code). If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. Therefore, substantially all of our assets consist of qualified REIT real estate assets (of the type described in Section 856(c)(5)(B) of the Code). We are a Maryland corporation that commenced operations on February 18, 1997. We are self-advised and self-managed.

         We have financed our purchases of investment securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates.

ASSETS

         On March 31, 2003, all of the investment securities we owned were "agency certificates." Agency certificates are investment securities where a government agency or federally chartered corporation, such as Federal Home Loan Mortgage Corporation (or FHLMC), Federal National Mortgage Association (or
FNMA), Government National Mortgage Association (or GNMA), or Federal Home Loan Bank (or FHLB), guarantees payments of principal or interest on the certificates. Although not rated, these agency certificates carry an implied "AAA" rating.

         - Freddie Mac is a common abbreviation that refers to the FHLMC, a privately-owned, government-sponsored enterprise created pursuant to an act of Congress.

         - Fannie Mae is a common abbreviation that refers to the FNMA, a privately-owned, federally-chartered corporation organized under an act of Congress.

         - Ginnie Mae is a common abbreviation that refers to the GNMA, a wholly-owned instrumentality of the United States within the Department of Housing and Urban Development.

         Even though we have only acquired "AAA" securities so far, pursuant to our capital investment policy, we have the ability to acquire securities of lower credit quality. Under our policy:

         - 75% of our investments must have a "AA" or higher rating by Standard & Poor's Corporation (or S&P), an equivalent rating by another nationally recognized rating organization or our management must determine that the investments are of comparable credit quality to investments with these ratings;

         - the remaining 25% of our investments must have a "BBB" or higher rating by S&P, or an equivalent rating by another nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings. Securities with ratings of "BBB" or higher are commonly referred to as "investment grade" securities; and

         - we seek to have a minimum weighted average rating for our portfolio of at least "A" by S&P.

         We acquire both adjustable-rate and fixed-rate securities. Adjustable-rate investment securities have interest rates that adjust periodically based upon changes in an objective index of short-term interest rates, such as London Interbank Offered Rate (or LIBOR) or a U.S. Treasury index. On March 31, 2003, approximately 65% of our investment securities were adjustable-rate securities and approximately 35% were fixed-rate securities.

BORROWINGS

         We borrow money primarily through repurchase agreements using our investment securities as collateral. We generally expect to maintain a ratio of debt-to-equity of between 8:1 to 12:1, although the ratio may vary from time to time depending upon market conditions and other factors our management deems relevant. At March 31, 2003, our debt-to-equity ratio was 9.5:1.

         We attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of our adjustable-rate investment securities. Nevertheless, the interest rates on our borrowings generally adjust more frequently than the interest rates on our investment securities. In addition, our fixed-rate mortgage-backed securities do not provide for any periodic rate adjustments. Accordingly, we could experience net losses or a decrease in net profits in a period of rising interest rates.

STOCK LISTING

         Our common stock is traded on the New York Stock Exchange under the symbol "NLY."

PRINCIPAL EXECUTIVE OFFICES AND TELEPHONE NUMBER

         Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036. Our telephone number is (212) 696-0100.

                                  RISK FACTORS

         An investment in our stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition, and results of operations could be materially adversely affected. If this were to occur, the trading price of our common stock could decline significantly and you may lose all or part of your investment.

AN INCREASE IN THE INTEREST PAYMENTS ON OUR BORROWINGS RELATIVE TO THE INTEREST WE EARN ON OUR INVESTMENT SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

         We earn money based upon the spread between the interest payments we earn on our investment securities and the interest payments we must make on our borrowings. If the interest payments on our borrowings increase relative to the interest we earn on our investment securities, our profitability may be adversely affected.

         The interest payments on our borrowings may increase relative to the interest we earn on our adjustable-rate investment securities for various reasons discussed in this section.

o DIFFERENCES IN TIMING OF INTEREST RATE ADJUSTMENTS ON OUR INVESTMENT SECURITIES AND OUR BORROWINGS MAY ADVERSELY AFFECT OUR PROFITABILITY

         We rely primarily on short-term borrowings to acquire investment securities with long-term maturities. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

         Most of the investment securities we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an objective index, such as:

         - LIBOR. The interest rate that banks in London offer for deposits in London of U.S. dollars.

         - TREASURY INDEX. A monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board.

         - CD RATE. The weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

         These indices generally reflect short-term interest rates. On March 31, 2003, approximately 65% of our investment securities were adjustable-rate securities.

         The interest rates on our borrowings similarly vary with changes in an objective index. Nevertheless, the interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate investment securities. For example, on March 31, 2003, our adjustable-rate investment securities had a weighted average term to next rate adjustment of 13 months, while our borrowings had a weighted average term to next rate adjustment of 111 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate investment securities.

o INTEREST RATE CAPS ON OUR INVESTMENT SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

         Our adjustable-rate investment securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a investment security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings could increase without limitation while the interest rates on our adjustable-rate investment securities would be limited by caps.

o BECAUSE WE ACQUIRE FIXED-RATE SECURITIES, AN INCREASE IN INTEREST RATES MAY ADVERSELY AFFECT OUR PROFITABILITY

         While the majority of our investments consist of adjustable-rate investment securities, we also invest in fixed-rate mortgage-backed securities. In a period of rising interest rates, our interest payments could increase while the interest we earn on our fixed-rate mortgage-backed securities would not change. This would adversely affect our profitability. On March 31, 2003, approximately 35% of our investment securities were fixed-rate securities.

AN INCREASE IN PREPAYMENT RATES MAY ADVERSELY AFFECT OUR PROFITABILITY

         The mortgage-backed securities we acquire are backed by pools of mortgage loans. We receive payments, generally, from the payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the mortgage-backed securities. These faster than expected prepayments may adversely affect our profitability.

         We often purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we must pay a premium over the market value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we must expense the premium that was prepaid at the time of the prepayment. This adversely affects our profitability. On March 31, 2003, approximately 96% of the mortgage-backed securities we owned were acquired at a premium.

         Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

         We may seek to reduce prepayment risk by acquiring mortgage-backed securities at a discount. If a discounted security is prepaid in whole or in part prior to its maturity date, we will earn income equal to the amount of the remaining discount. This will improve our profitability if the discounted securities are prepaid faster than expected. On March 31, 2003, approximately 4% of the mortgage-backed securities we owned were acquired at a discount.

         We can also acquire mortgage-backed securities that are less affected by prepayments. For example, we can acquire CMOs, a type of mortgage-backed security. CMOs divide a pool of mortgage loans into multiple tranches that allow for shifting of prepayment risks from slower-paying tranches to faster-paying tranches. This is in contrast to pass-through or pay-through mortgage-backed securities, where all investors share equally in all payments, including all prepayments. As discussed below, the Investment Company Act of 1940 (or the Investment Company Act) imposes restrictions on our purchase of CMOs. On March 31, 2003, approximately 27% of our mortgage-backed securities were CMOs and approximately 73% of our mortgage-backed securities were pass-through or pay-through securities.

         While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

AN INCREASE IN INTEREST RATES MAY ADVERSELY AFFECT OUR BOOK VALUE

         Increases in interest rates may negatively affect the market value of our investment securities. Our fixed-rate securities, generally, are more negatively affected by these increases. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our investment securities.

OUR STRATEGY INVOLVES SIGNIFICANT LEVERAGE

         We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although our ratio may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our investment securities. By incurring this leverage, we can enhance our returns. Nevertheless, this leverage, which is fundamental to our investment strategy, also creates significant risks.

o    OUR LEVERAGE MAY CAUSE SUBSTANTIAL LOSSES

         Because of our significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:

         -    short-term interest rates increase;

         -    the market value of our investment securities decreases;

         -    interest rate volatility increases; or

         -    the availability of financing in the market decreases.

o OUR LEVERAGE MAY CAUSE MARGIN CALLS AND DEFAULTS AND FORCE US TO SELL ASSETS UNDER ADVERSE MARKET CONDITIONS

         Because of our leverage, a decline in the value of our investment securities may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. Our fixed-rate mortgage-backed securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities.

         If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. This could force us to sell our investment securities under adverse market conditions. Additionally, in the event of our bankruptcy, our borrowings, which are generally made under repurchase agreements, may qualify for special treatment under the Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under these agreements without delay.

o    LIQUIDATION OF COLLATERAL MAY JEOPARDIZE OUR REIT STATUS

         To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investment securities, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of these asset and source of income requirements and the consequences of our failure to continue to qualify as a REIT, please see the "Federal Income Tax Considerations" section of this prospectus.

o    WE MAY EXCEED OUR TARGET LEVERAGE RATIOS

         We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1. However, we are not required to stay within this leverage ratio. If we exceed this ratio, the adverse impact on our financial condition and results of operations from the types of risks described in this section would likely be more severe.

o    WE MAY NOT BE ABLE TO ACHIEVE OUR OPTIMAL LEVERAGE

         We use leverage as a strategy to increase the return to our investors. However, we may not be able to achieve our desired leverage for any of the following reasons:

         -    we determine that the leverage would expose us to excessive risk;

         - our lenders do not make funding available to us at acceptable rates; or

         - our lenders require that we provide additional collateral to cover our borrowings.

o WE MAY INCUR INCREASED BORROWING COSTS WHICH WOULD ADVERSELY AFFECT OUR PROFITABILITY

         Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, it would adversely affect our profitability.

         Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

         -    the movement of interest rates;

         -    the availability of financing in the market; or

         -    the value and liquidity of our investment securities.

IF WE ARE UNABLE TO RENEW OUR BORROWINGS AT FAVORABLE RATES, OUR PROFITABILITY MAY BE ADVERSELY AFFECTED

         Since we rely primarily on short-term borrowings, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we would have to sell our assets under possibly adverse market conditions.

WE HAVE NOT USED DERIVATIVES TO MITIGATE OUR INTEREST RATE AND PREPAYMENT RISKS

         Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our interest rate and prepayment risks described above. However, we have determined in the past that the cost of these transactions outweighs the benefits. In addition, we will not enter into derivative transactions if we believe they will jeopardize our status as a REIT. If we decide to enter into derivative transactions in the future, these transactions may mitigate our interest rate and prepayment risks but cannot insulate us from these risks.

OUR INVESTMENT STRATEGY MAY INVOLVE CREDIT RISK

         We may incur losses if there are payment defaults under our investment securities.

         To date, all of our mortgage-backed securities have been agency certificates which, although not rated, carry an implied "AAA" rating. Agency certificates are investment securities where Freddie Mac, Fannie Mae or Ginnie Mae guarantees payments of principal or interest on the certificates.

         Even though we have only acquired "AAA" securities so far, pursuant to our capital investment policy, we have the ability to acquire securities of lower credit quality. Under our policy:

         - 75% of our investments must have a "AA" or higher rating by S&P, an equivalent rating by a similar nationally recognized rating organization or our management must determine that the investments are of comparable credit quality to investments with these ratings;

         - the remaining 25% of our investments must have a "BBB" or higher rating by S&P, or an equivalent rating by a similar nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings. Securities with ratings of "BBB" or higher are commonly referred to as "investment grade" securities; and

         - we seek to have a minimum weighted average rating for our portfolio of at least "A" by S&P.

         If we acquire mortgage-backed securities of lower credit quality, we may incur losses if there are defaults under those mortgage-backed securities or if the rating agencies downgrade the credit quality of those mortgage-backed securities.

WE HAVE NOT ESTABLISHED A MINIMUM DIVIDEND PAYMENT LEVEL

         We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year (subject to certain adjustments) is distributed. This will enable us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons described in this section. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time.

BECAUSE OF COMPETITION, WE MAY NOT BE ABLE TO ACQUIRE MORTGAGE-BACKED SECURITIES AT FAVORABLE YIELDS

         Our net income depends, in large part, on our ability to acquire mortgage-backed securities at favorable spreads over our borrowing costs. In acquiring mortgage-backed securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-backed securities, many of which have greater financial resources than us. As a result, in the future, we may not be able to acquire sufficient mortgage-backed securities at favorable spreads over our borrowing costs.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

         We are dependent on the efforts of our key officers and employees, including Michael A. J. Farrell, Chairman of the Board of Directors, Chief Executive Officer, and President, Wellington J. Denahan, Vice Chairman and Chief Investment Officer, Kathryn F. Fagan, Chief Financial Officer and Treasurer, and Jennifer A. Stephens, Secretary and Investment Officer. The loss of any of their services could have an adverse effect on our operations. Although we have employment agreements with each of them, we cannot assure you they will remain employed with us.

SOME OF OUR DIRECTORS, OFFICERS, AND EMPLOYEES HAVE OWNERSHIP INTERESTS AND MANAGE ASSETS FOR OTHER CLIENTS THAT CREATE POTENTIAL CONFLICTS OF INTEREST

         Some of our directors, officers, and employees have potential conflicts of interest with us. The material potential conflicts are as follows:

         Mr. Farrell, Ms. Denahan and other officers and employees are actively involved in managing mortgage-backed securities and other fixed income assets for institutional clients through Fixed Income Discount Advisory Company (or FIDAC). FIDAC is a registered investment adviser that on March 31, 2003 managed, assisted in managing or supervised approximately $13 billion in gross assets on a discretionary basis for a wide array of clients. The U.S. Dollar Floating Rate Fund (or Floating Rate Fund) is a fund managed by FIDAC. Mr. Farrell is a Director of the Floating Rate Fund. FIDAC may also manage other funds in the future. These officers will continue to perform services for FIDAC, the institutional clients, the Floating Rate Fund, and other funds managed by FIDAC, if applicable. Mr. Farrell, Ms. Denahan, Ms. Fagan, Ms. Stephens, and other of our officers and employees are the shareholders of FIDAC.

         These responsibilities may create conflicts of interest for these officers and employees if they are presented with corporate opportunities that may benefit us, the institutional clients, the Floating Rate Fund, and other funds managed by FIDAC, if applicable. Our officers allocate investments among us, the institutional clients, the Floating Rate Fund, and other funds managed by FIDAC, if applicable, by determining the entity or account for which the investment is most suitable. In making this determination, our officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity, and other factors that our officers determine appropriate.

         Our management allocates rent and other office expenses between our affiliates and us. These allocations may create conflicts of interest. Our management currently allocates rent and other expenses 90% to us and 10% to FIDAC. Our audit committee must approve any change in these allocation percentages. In addition, we may enter into agreements, such as technology sharing or research agreements, with our affiliates in the future. These agreements would present potential conflicts of interest. Our management will obtain prior approval of our audit committee prior to entering into any agreements with our affiliates.

WE AND OUR SHAREHOLDERS ARE SUBJECT TO CERTAIN TAX RISKS

o    OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE TAX CONSEQUENCES

         We believe that since 1997 we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 90% of our REIT taxable income (excluding capital gains). Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service (or IRS) might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult or impossible for us to remain qualified as a REIT.

         If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, the tax law would no longer require us to make distributions to our stockholders.

o    WE HAVE CERTAIN DISTRIBUTION REQUIREMENTS

         As a REIT, we must distribute 90% of our annual taxable income. The required distribution limits the amount we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

o    WE ARE ALSO SUBJECT TO OTHER TAX LIABILITIES

         Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

RECENT TAX LEGISLATION COULD AFFECT THE VALUE OF OUR STOCK

         On May 28, 2003, President Bush signed the Jobs and Growth Tax Relief and Reconciliation Act of 2003 (the "Act"), which, among other things, reduces the rate at which individual stockholders are subject to tax on dividends paid by regular C corporations to a maximum rate of 15%. Generally, REITs are tax advantaged relative to C corporations because, unlike C corporations, REITs are allowed a deduction for dividends paid, which, in most cases, allows a REIT to avoid paying corporate level federal income tax on its earnings. The provisions of the Act reducing the rate at which individual stockholders pay tax on dividend income from C corporations may serve to mitigate this tax advantage and may cause individuals to view an investment in a C corporation as more attractive than an investment in a REIT. This may adversely affect the value of our common stock.

LOSS OF INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT US

         We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business as described in this prospectus.

         The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Our ownership of these mortgage-backed securities, therefore, is limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities, under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

ISSUANCES OF LARGE AMOUNTS OF OUR STOCK COULD CAUSE OUR PRICE TO DECLINE

         As of June 9, 2003, 94,025,503 shares of our common stock were outstanding. This prospectus may be used for the issuance of additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

WE MAY CHANGE OUR POLICIES WITHOUT STOCKHOLDER APPROVAL

         Our Board of Directors and management determine all of our policies, including our investment, financing and distribution policies. Although they have no current plans to do so, they may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock or our ability to pay dividends or distributions.

                                 USE OF PROCEEDS

         Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for the purchase of mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our ratios of earnings to fixed charges for the periods shown:

                         ANNALY MORTGAGE MANAGEMENT INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                For the           For the          For the          For the         For the
                         For the Quarter       Year Ended       Year Ended       Year Ended       Year Ended       Year Ended
                          Ended March 31      December 31,     December 31,     December 31,     December 31,     December 31,
                               2003               2002             2001             2000             1999             1998
                        -------------------------------------------------------------------------------------------------------
Ratio of earnings to
fixed charges                  2.15X              2.14X            1.55X            1.18X            1.26X            1.20X

         The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense. To date, we have not issued any preferred stock.

                              DESCRIPTION OF STOCK

GENERAL

         Our authorized capital stock consists of 500 million shares of common stock, par value $.01 per share. Pursuant to our articles of incorporation, as amended, our Board of Directors has the right to classify or reclassify any unissued shares of common stock into one or more classes or series of common stock or preferred stock. As of June 9, 2003, we had 94,025,503 shares of common stock outstanding, not including 482,334 shares of common stock issuable upon the exercise of options granted pursuant to our Long-Term Incentive Plan.

COMMON STOCK

         All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended.

o    VOTING

         Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

         Our by-laws, as amended and restated, provide that annual meetings of our stockholders will be held each calendar year on the date determined by our President, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or generally by stockholders entitled to cast at least 25% of the votes which all stockholders are entitled to cast at the meeting. Our articles of incorporation, as amended, may be amended in accordance with Maryland law.

o    DIVIDENDS; LIQUIDATION; OTHER RIGHTS

         Common stockholders are entitled to receive dividends when declared by our Board of Directors out of legally available funds. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

o    CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

         Our articles of incorporation, as amended, authorize our Board of Directors to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.

PREFERRED STOCK

         The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended, designating terms of a series of preferred stock. The preferred stock, when issued, will be validly issued, fully paid, and non-assessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

         The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement, relating to each series, will specify the terms of the preferred stock, as follows:

         -    the title and stated value of the preferred stock;

         -    the voting rights of the preferred stock, if applicable;

         -    the preemptive rights of the preferred stock, if applicable;

         - the restrictions on alienability of the preferred stock, if applicable;

         - the number of shares offered, the liquidation preference per share and the offering price of the shares;

         - liability to further calls or assessment of the preferred stock, if applicable;

         - the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

         - the date from which dividends on the preferred stock will accumulate, if applicable;

         - the procedures for any auction and remarketing for the preferred stock;

         -    the provision for a sinking fund, if any, for the preferred stock;

         - the provision for and any restriction on redemption, if applicable, of the preferred stock;

         - the provision for and any restriction on repurchase, if applicable, of the preferred stock;

         -    any listing of the preferred stock on any securities exchange;

         - the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

         - the terms under which the rights of the preferred stock may be modified, if applicable;

         - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

         - a discussion of certain material federal income tax considerations applicable to the preferred stock;

         - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

         - any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

         - any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as REIT.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         To ensure that we meet the requirements for qualification as a REIT, our articles of incorporation, as amended, prohibit anyone from acquiring or holding, directly or constructively, ownership of a number of shares of any class of our capital stock in excess of 9.8% of the outstanding shares. For this purpose the term "ownership" generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.

         The constructive ownership provisions of Section 544 of the Code, generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., "reattribution"). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

         Any transfer of shares of capital stock that would cause us to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or
(b) result in the shares of capital stock being beneficially owned (within the meaning of Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in us being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to those shares. These restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT.

         Any purported transfer of shares of capital stock that would result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute "excess securities." Excess securities will be transferred by operation of law to a trust that we will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities. The trustee will be a banking institution designated by us that is not affiliated with the purported transferee or us. While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities. Subject to the 9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically cease to be excess securities.

         Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our articles of incorporation, as amended, shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

         All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

         Any person who acquires shares in violation of our articles of incorporation, as amended, or any person who is a purported transferee such that excess securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT. In addition, every record owner of 5.0% or more (during any period in which the number of record stockholders is 2,000 or more) or 1.0% or more (during any period in which the number of record stockholders is greater than 200 but less than 2,000) or 1/2% or more (during any period in which the number of record stockholders is 200 or less) of the number or value of our outstanding shares must send us an annual written notice by January 30 stating the name and address of the record owner and the number of shares held and describing how the shares are held. Further, each stockholder is required to disclose to us in writing information with respect to the direct and constructive ownership of shares as the Board of Directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         Our Board of Directors may increase or decrease the 9.8% ownership limit. In addition, to the extent consistent with the REIT provisions of the Code, our Board of Directors may, pursuant to our articles of incorporation, as amended, waive the 9.8% ownership limit for a purchaser of our stock. In connection with any such waiver, we may require that the stockholder requesting the waiver enter into an agreement with us providing that we may repurchase shares from the stockholder under certain circumstances to ensure compliance with the REIT provisions of the Code. The repurchase would be at fair market value as set forth in the agreement between us and the stockholder. The consideration received by the stockholder in the repurchase might be characterized as the receipt by the stockholder of a dividend from us, and any stockholder entering into an agreement with us should consult its tax advisor. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

         The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

CLASSIFICATION OF BOARD OF DIRECTORS, VACANCIES AND REMOVAL OF DIRECTORS

         Our by-laws, as amended and restated, provide for a staggered Board of Directors. Our by-laws, as amended and restated, provide for between three and fifteen directors divided into three classes, with terms of three years each. The number of directors in each class and the expiration of each class term is as follows:

           Class I              2 Directors             Expires 2006
           Class II             2 Directors             Expires 2004
           Class III            3 Directors             Expires 2005

         At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified Board of Directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified Board of Directors could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

         Our by-laws, as amended and restated, provide that any vacancy on our Board of Directors may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the unexpired term of the director he or she is replacing. Our by-laws, as amended and restated, provide that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, but only by a vote taken at a stockholder meeting. These provisions preclude stockholders form removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

INDEMNIFICATION

         Our articles of incorporation, as amended, obligate us to indemnify our directors and officers and to pay or reimburse expenses for them before the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Corporations and Associations Article of the Annotated Code of Maryland (or the Maryland General Corporation Law) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

LIMITATION OF LIABILITY

         The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty or was committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation, as amended, provide for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

MARYLAND BUSINESS COMBINATION ACT

         The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless the Board of Directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

         - 80% of the votes entitled to be cast by holders of outstanding voting shares; and

         - two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

         As permitted by the Maryland General Corporation Law, we have elected not to be governed by the Maryland business combination statute. We made this election by opting out of this statute in our articles of incorporation, as amended. If, however, we amend our articles of incorporation, as amended, to opt back in to the statute, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

MARYLAND CONTROL SHARE ACQUISITION ACT

         Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

         -    one-tenth or more but less than one-third of all voting power;

         -    one-third or more but less than a majority of all voting power; or

         -    a majority or more of all voting power.

         Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

         If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

         -    the last control share acquisition; or

         - the meeting where stockholders considered and did not approve voting rights of the control shares.

         If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

TRANSFER AGENT AND REGISTRAR

         Mellon Investor Services LLC, 44 Wall Street, 6th Floor, New York, New York 10005, is the transfer agent and registrar for our stock. Its telephone number is (800) 777-3694.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Based on various factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our counsel, commencing with our taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our method of operating has enabled us, and will enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of McKee Nelson LLP is not binding on the Internal Revenue Service (or IRS) or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

         - The following discusses the material United States federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our stock. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the IRS. This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

         -    a dealer or trader in securities;

         -    a financial institution;

         -    an insurance company;

         - a stockholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position; or

         - a stockholder whose functional currency is not the United States dollar.

         The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (or Code) and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

         THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OUR TREATMENT AS A REIT AND OF AN INVESTMENT IN OUR STOCK. TAXPAYERS AND PREPARERS OF TAX RETURNS (INCLUDING RETURNS FILED BY ANY PARTNERSHIP OR OTHER ARRANGEMENT) SHOULD BE AWARE THAT UNDER TREASURY REGULATIONS A PROVIDER OF ADVICE ON SPECIFIC ISSUES OF LAW IS NOT CONSIDERED AN INCOME TAX RETURN PREPARER UNLESS THE ADVICE IS (I) GIVEN WITH RESPECT TO EVENTS THAT HAVE OCCURRED AT THE TIME THE ADVICE IS RENDERED AND IS NOT GIVEN WITH RESPECT TO THE CONSEQUENCES OF CONTEMPLATED ACTIONS, AND

(II) IS DIRECTLY RELEVANT TO THE DETERMINATION OF AN ENTRY ON A TAX RETURN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR STOCK, INCLUDING THE APPLICATION TO YOUR PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR FOREIGN TAX LAWS. THE STATEMENTS OF UNITED STATES TAX LAW SET OUT BELOW ARE BASED ON THE LAWS IN FORCE AND THEIR INTERPRETATION AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

GENERAL

         We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ended on December 31, 1997, and we plan to continue to meet the requirements for qualification and taxation as a REIT. There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and you will be subject to tax in the same manner as a stockholder of a regular domestic corporation. In that event, we may be subject to a substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated. See "Failure to Qualify" below.

REIT QUALIFICATION REQUIREMENTS

         The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

STOCK OWNERSHIP REQUIREMENTS

         We must meet the following stock ownership requirements:

         (1)  our capital stock must be transferable;

         (2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

         (3) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals.

         Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. The requirements of items (2) and (3) above did not apply to the first taxable year for which we made an election to be taxed as a REIT. However, these stock ownership requirements must be satisfied in each subsequent taxable year. Our articles of incorporation, as amended, impose restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

ASSET REQUIREMENTS

         We generally must meet the following asset requirements at the close of each quarter of each taxable year:

         (a) at least 75% of the value of our total assets must be "qualified REIT real estate assets" (described below), government securities, cash and cash items;

         (b) no more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities);

         (c) no more than 20 % of the value of our total assets may be securities of one or more Taxable REIT subsidiaries (described below); and

         (d) except for securities in the 75% asset class, securities in a Taxable REIT subsidiary or "qualified REIT subsidiary," and certain partnership interests and debt obligations--

              (1) no more than 5% of the value of our total assets may be securities of any one issuer,

              (2) we may not hold securities that possess more than 10% percent of the total voting power of the outstanding securities of any one issuer, and

              (3) we may not hold securities that have a value of more than 10 percent of the total value of the outstanding securities of any one issuer.

         "Qualified REIT real estate assets" means assets of the type described in section 856(c)(5)(B) of the Code, and generally include (among other assets) interests in mortgages on real property, and shares in other REITs. A "Taxable REIT subsidiary" is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a Taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. A Taxable REIT subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a Taxable REIT subsidiary and the parent REIT are at arm's length.

         If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

GROSS INCOME REQUIREMENTS

         We generally must meet the following gross income requirements for each taxable year:

         (a) at least 75% of our gross income must be derived from the real estate sources specified in section 856(c)(3) of the Code, including interest income and gain from the disposition of qualified REIT real estate assets, and "qualified temporary investment income" (generally, income we earn from investing new capital, provided we received that income within one year of acquiring such new capital); and

         (b) at least 95% of our gross income for each taxable year must be derived from sources of income specified in section 856(c)(2) of the Code, which includes the types of gross income described just above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to hedge debt incurred or to be incurred to acquire or to carry qualified REIT real estate assets) not held for sale in the ordinary course of business.

DISTRIBUTION REQUIREMENTS

         We generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and net capital gains) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize "Built in Gain" on disposition of any assets acquired from a C corporation in a transaction in which Built in Gain was not recognized (as the result of acquiring such asset in a carry-over basis transaction (as discussed below)), we would be required to distribute at least 90% of the Built in Gain recognized net of the tax we would pay on such gain. "Built in Gain" is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not hold any assets with "Built in Gain."

         We are not required to distribute our net capital gains. We may elect to retain and pay the federal income tax on them, in which case our stockholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the bases in their stock by the difference between their share of the capital gain and their share of the credit.

FAILURE TO QUALIFY

         If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, nor will the Code require us to make distributions. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. It is not possible to state in what circumstances we would be entitled to any statutory relief.

         We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

TAXATION OF ANNALY MORTGAGE MANAGEMENT

         In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our stockholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

         Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

         - If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of (i) the amount by which we fail the 75% gross income test, or (ii) the amount by which 90% of our gross income exceeds the amount our income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

         - We will be subject to a tax of 100% on net income derived from any "prohibited transaction" which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

         - If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

         - If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

         - If we acquire a Built in Gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize Built in Gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any Built in Gain at the highest corporate income tax rate.

         - We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

TAXATION OF U.S. STOCKHOLDERS

         For purposes of this discussion, a "U.S. Stockholder" is a stockholder who is a U.S. Person. A "U.S. Person" is a person who is:

         -    a citizen or resident of the United States;

         - a corporation, partnership, or other entity classified as a corporation or partnership for federal income tax purposes created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

         - an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source; or

         - a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust prior to such date, and has made an election to continue to be treated as a U.S. person.

         Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate stockholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

         Distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a net loss for the taxable year, you will not be permitted to deduct any share of that net loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have. We do not expect to recognize excess inclusion income. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items should we have any such items.

         Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year generally are treated as if we had paid them, and you had received them, on December 31 of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

         If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to the stock and (2) your proportionate share of any long-term capital gains that we retain (see the discussion under the caption Distribution Requirements).

         If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

         - we will not be allowed to designate any distributions as capital gain dividends;

         - distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

         - the excess inclusion income rules will not apply to the stockholders; and

         -    you will not receive any share of our tax preference items.

         In this event, however, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         For each calendar year, we will report to our U.S. stockholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

         - are a corporation or come within another exempt category and demonstrate this fact when required; or

         - provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

         A U.S. stockholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

         Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS.

TAXATION OF TAX-EXEMPT ENTITIES

         The discussion under this heading only applies to you if you are a tax-exempt entity.

         Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

         -    you have not incurred indebtedness to purchase or hold our stock;

         - you do not otherwise use our stock in trade or business unrelated to your exempt purpose; and

         - we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to excess inclusion income as defined under section 860E of the Code.

         If we were to be treated as a taxable mortgage pool, however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

         In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our interests at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under section 401(a) of the Code. We will be treated as a "pension-held REIT" if
(1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, as amended, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

         If you qualify for exemption under sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN
STOCKHOLDERS

         The discussion under this heading only applies to you if you are not a U.S. person (hereafter, "foreign stockholder").

         This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

DISTRIBUTIONS

         Except for distributions attributable to gain from the disposition of real property interests or distributions designated as capital gains dividends, distributions you receive from us generally will be subject, to the extent of our earnings and profits, to federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim distributions are effectively connected with your United States trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI.

         Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally, and may be subject to the branch profits tax if you are a corporation.

         Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

         - your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

         - you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year, and other requirements are met.

         Distributions that are attributable to a disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to hold assets that would be treated as United States real property interests as defined by FIRPTA, the FIRPTA provisions should not apply to investment in our stock.

GAIN ON DISPOSITION

         You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

         - the gain is effectively connected with your conduct of a trade or business within the United States;

         - you are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met; or

         -    you are subject to tax under the FIRPTA rules discussed below.

         Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal income tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively-connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

         Under FIRPTA, you may be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a domestically-controlled REIT. A REIT qualifies as a domestically-controlled REIT as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a domestically-controlled REIT, although no assurances can be provided because our shares are publicly-traded.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

         The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign stockholder may satisfy this requirement by using an appropriately prepared Form W-8 BEN.

FEDERAL ESTATE TAXES

         In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States Federal estate tax purposes, unless an applicable treaty provides otherwise.

STATE AND LOCAL TAXES

         We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                              PLAN OF DISTRIBUTION

         We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby may from time to time include UBS Securities LLC. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

         Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

         Shares may also be sold in one or more of the following transactions:
(a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

         Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

         Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

         In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

         The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

         The common stock is listed on the New York Stock Exchange under the symbol "NLY." The preferred stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees. We have a secured repurchase credit facility with UBS Securities LLC.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the securities offered hereby is being passed upon for us by McKee Nelson LLP. The opinion of counsel described under the heading "Federal Income Tax Considerations" is being rendered by McKee Nelson LLP. This opinion is subject to various assumptions and is based on current tax law.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. This material can also be obtained from the SEC's worldwide web site at http://www.sec.gov. Our outstanding common stock is listed on the New York Stock Exchange under the symbol "NLY," and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

         We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 1-13447) under the Securities Exchange Act of 1934 (or Exchange Act), and these documents are incorporated herein by reference:

         - Our Annual Report on Form 10-K for the year ended December 31, 2002 as filed on March 26, 2003;

         -    Our Definitive Proxy Statement filed March 31, 2003;

         - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 as filed on May 13, 2003;

         -    Our Current Report on Form 8-K filed on April 4, 2003;

         -    Our Current Report on Form 8-K filed on April 29, 2003; and

         - The description of our common stock included in our registration statement on Form 8-A, as amended.

         Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

         Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

         You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to Investor Relations, at Annaly Mortgage Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, telephone number
(212) 696-0100.

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YOU SHOULD RELY ONLY ON THE  INFORMATION
CONTAINED   IN   OR    INCORPORATED   BY
REFERENCE    INTO    THIS     PROSPECTUS
SUPPLEMENT    AND    THE    ACCOMPANYING
PROSPECTUS.   WE  HAVE   NOT,   AND  THE
UNDERWRITERS  HAVE NOT,  AUTHORIZED  ANY             2,750,000 SHARES
OTHER   PERSON  TO   PROVIDE   YOU  WITH
DIFFERENT    INFORMATION.    IF   ANYONE
PROVIDES    YOU   WITH    DIFFERENT   OR
INCONSISTENT INFORMATION, YOU SHOULD NOT
RELY  ON  IT.   WE  ARE  NOT,   AND  THE             [graphic omitted]
UNDERWRITERS ARE NOT, MAKING AN OFFER TO
SELL    THESE    SECURITIES    IN    ANY
JURISDICTION  WHERE THE OFFER OR SALE IS
NOT PERMITTED.  THE  INFORMATION IN THIS
PROSPECTUS     SUPPLEMENT     AND    THE              ANNALY MORTGAGE
ACCOMPANYING PROSPECTUS IS ACCURATE ONLY              MANAGEMENT, INC.
AS  OF  THE  DATE  SUCH  INFORMATION  IS        7.875% SERIES A CUMULATIVE
PRESENTED.   OUR   BUSINESS,   FINANCIAL        REDEEMABLE PREFERRED STOCK
CONDITION,  RESULTS  OF  OPERATIONS  AND          LIQUIDATION PREFERENCE
PROSPECTS  MAY HAVE  CHANGED  SINCE SUCH             $25.00 PER SHARE
DATES.

          ----------------

          TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT

                                    PAGE    ------------------------------------
                                    ----        PROSPECTUS SUPPLEMENT
Forward-looking information .......    i    ------------------------------------
Prospectus Summary ................  S-1
The Offering ......................  S-5
Risk Factors ......................  S-8
Use of Proceeds ...................  S-9
Ratio of Earnings to Fixed Charges   S-9
Selected Financial Data ........... S-10
Description of the Series A
  Preferred Stock ................. S-11
Federal Income Tax Consequences ... S-18         BEAR, STEARNS & CO. INC.
Underwriting ...................... S-20         SOLE BOOK-RUNNING MANAGER
Legal Matters ..................... S-23
Experts ........................... S-23        STIFEL, NICOLAUS & COMPANY
                                                       INCORPORATED
             PROSPECTUS
                                                       ADVEST, INC.
About this Prospectus .............    1
Private Securities Litigation                       RBC CAPITAL MARKETS
  Reform Act of 1995 Safe Harbor
  Cautionary Statement ............    1
About Annaly Mortgage
  Management, Inc. ................    1
Risk Factors ......................    4
Use of Proceeds ...................   12
Ratio of Earnings to Fixed Charges    13
Description of Stock ..............   13
Federal Income Tax Considerations .   21
Plan of Distribution ..............   31             OCTOBER 14, 2004
Experts ...........................   33
Legal Matters .....................   33
Where You Can Find
  More Information ................   33
Incorporation of Certain
  Documents by Reference ..........   33

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